Exhibit (p)(2)

I.      CODE OF ETHICS AND INSIDER TRADING POLICY

A primary duty of all directors, officers and employees of HBAM and its affiliated companies, when dealing with investment advisory clients, is to conduct themselves in conformance with the highest ethical standards. Thus, no director, officer or employee of HBAM will be permitted to engage in any activity that could result in an actual, potential, or perceived conflict of interest, and must avoid any action that may be perceived as a breach of trust.

Hyperion Brookfield Asset Management, Inc. (the "Adviser") has determined to adopt this Code of Ethics (the "Code") to specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest and to establish reporting requirements and preventive procedures pursuant to the provisions of Rule 204A-1 of the Investment Advisers Act of 1940 ("Advisers Act") and Rule 17j-l under the Investment Company Act of 1940 ("Investment Company Act").(1)

        A. DEFINITIONS

        1. An "Access Person" means (i) any Trustee, Director, Officer or Advisory Person (as defined below) of the Adviser or of any company in a control relationship to the Adviser or (ii) any Trustee, Director, Officer or Advisory Person of the Adviser who, with respect to Advisory Clients (as defined below), makes any recommendation or participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to the Advisory Clients or who, in connection with his or her duties, obtains any information concerning securities recommendations being made by such Adviser to the Advisory Clients or (iii) any Trustee, Director, Officer or Advisory Person of the Adviser who has access to information regarding the portfolio holdings of any reportable fund (as defined below).

        2.
        3. An "Advisory Client" means any individual, group of individuals, partnership, trust or company, including a registered investment company, for whom the Adviser acts as an investment adviser.

        4.
        5. An "Advisory Person" means any employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection

____________________________________
(1) Each registered investment company (the "Funds") managed by the Advisor has adopted a similar Code of Ethics.

           with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Advisory Clients or obtains information regarding the portfolio holdings of any reportable fund, or whose functions relate to any recommendations with respect to such purchases or sales and any natural person in a control relationship with the Adviser who obtains information regarding the purchase or sale of securities or information regarding the portfolio holdings of any reportable fund.

        6.
        7. A "Portfolio Manager" means any person or persons with the direct responsibility and authority to make investment decisions affecting the Advisory Clients.

        8.
        9. "Access Persons," "Advisory Persons" and "Portfolio Managers" shall not include any individual who is required to and does file quarterly reports with any investment adviser, sub-adviser, administrator or the principal underwriter substantially in conformity with Rule 17j-1 of the Investment Company Act or Rule 204A-1 of the Advisers Act, provided however, that the Chief Compliance Officer of any investment adviser, sub-adviser, administrator, or the principal underwriter shall (i) file an annual certification with the Adviser stating that such entity has adopted or approved the continuation of its Code of Ethics, substantially in the form that was provided to the Adviser's Board of Directors at the time when the Adviser's Code of Ethics was adopted; and (ii) notify the Adviser's Chief Compliance Officer of any violation of such entity's Code of Ethics upon actual knowledge by such Chief Compliance Officer that a violation had occurred. The Adviser's Chief Compliance Officer shall report any such violations to the Adviser's Board of Directors in accordance with the provisions of this Code of Ethics.

        10.
        11. "Beneficial Ownership" shall be interpreted subject to the provisions of Rule 16a-l(a) (exclusive of Section (a)(1) of such Rule) of the Securities Exchange Act of 1934. Beneficial Ownership is interpreted to include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in the security. The term "pecuniary interest" in securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. It is not relevant whether such securities are registered or standing on the books of the issuer in the


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           name  of such  person  or  some  other  person.  Thus,  for  example, securities held for a person' s benefit in the names of others, such as nominees, trustees and other fiduciaries, securities held by any partnership of which a person is a partner, and securities held by any corporation which is controlled by a person (directly or through intermediaries), would be deemed to be beneficially owned by said
           person.   Similarly,   beneficial  ownership  is  presumed  regarding
           securities and accounts held in the name of a spouse, a domestic partner, a minor child, or an immediate family member living in the same household or substantially dependent on such person for support. In some cases a fiduciary, such as a trustee, may have beneficial ownership by having or sharing voting or investment power with respect to such securities even if such person does not have a financial interest in the securities.

        12.
        13. The "Chief Compliance Officer" is the person designated by the Adviser's Board of Directors to monitor the overall compliance with this Code. In addition, the Chief Compliance Officer will provide preclearance of any personal security transaction as required by this Code of Ethics.

        14.
        15. "Control" shall have the same meaning as set forth in Section 2(a)(9) of the Investment Company Act. 16. 17. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a future or index on a security or option thereon.

        18.
        19. "Reportable fund" means (i) any fund for which the Adviser serves as an investment adviser as defined in Section 2(a)(20) of the
           Investment Company Act (i.e., in most cases the Adviser must be approved by the fund's board of directors before Adviser can serve) or (ii) any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

        20.
        21. "Security" shall have the meaning as set forth in Section 2(a)(18) of the Advisers Act (in effect, all securities), except-that it-shall not include securities issued by the U.S. Government (or any other "government security" as that term is defined in the Investment Company Act), bankers' acceptances, bank certificates of deposit, commercial paper and such other money market instruments as may be designated by the Board of Directors of the Adviser and shares of registered open-end investment companies, other than reportable funds.

        22.
        23. A security is "being considered for purchase or sale" when a recommendation to purchase or sell the security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

        24.

        B. STATEMENT OF GENERAL PRINCIPLES

        The following general fiduciary principles shall govern the personal investment activities of all Access Persons.

        Each Access Person shall adhere to the highest ethical standards and shall:

        1. at all times, place the interests of the Advisory Clients before his personal interests;

        2.
        3. conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility; and

        4.
        5. not take any inappropriate advantage of his position with or on behalf of the Advisory Clients.


        C. RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES.

        1. Blackout Periods

        No Access Person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership prior to or on a day during which he has actual knowledge that the Advisory Clients have a pending "buy" or "sell" order in that same security.


        2. Initial Public Offerings


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        Access  Person shall obtain prior written  approval from the  Compliance
        Officer prior to acquiring beneficial ownership in any security in an initial public offering for his or her personal account. No Access Person shall obtain beneficial ownership of any Mortgage REITS in an initial public offering.

        3. Private Placements

        With regard to private placements, each Access Person shall:

        (a) obtain express prior written approval from the Chief Compliance Officer (who, in making such determination, shall consider among other factors, whether the investment opportunity should be reserved for the Advisory Clients, and whether such opportunity is being offered to such Advisory Person by virtue of his position with the Advisory Clients) before obtaining beneficial ownership of securities in a private placement; and

        (b) after authorization to acquire securities in a private placement has been obtained, disclose such investment with respect to any subsequent consideration by the Advisory Clients for investment in that issuer.

        Any express prior written approval received from the Chief Compliance Officer shall be valid only on the day on which it was issued. If the Advisory Clients decide to purchase securities of an issuer, the shares of which have been previously obtained for personal investment by an Access Person, that decision shall be subject to an independent review by Advisory Persons with no personal interest in the issuer.

        4. Short-Term Trading Profits

        No Advisory Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities of which such Advisory Person has beneficial ownership within 60 calendar days without the prior written approval of the Chief Compliance Officer. Any short-term trading profits realized without preclearance shall, unless the Adviser's Board of Directors approves otherwise, be disgorged as directed by the Adviser's Board of Directors.

        5. Exempted Transactions

        The prohibition of Section III shall not apply to:

        (a) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

        (b) purchases or sales that are non-volitional on the part of the Access Person or the Advisory Clients, including mergers, recapitalizations or similar transactions;

        (c) purchases which are part of an automatic dividend reinvestment plan;

        (d) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

        (e) purchases and sales that receive prior approval in writing by the Chief Compliance Officer as (a) only remotely potentially harmful to the Advisory Clients because they would be very unlikely to affect a highly institutional market, (b) clearly not economically related to the securities to be purchased or sold or held by the Advisory Clients or (c) not representing any danger of the abuses prescribed by Rule 17j-1, but only if in each case the prospective purchaser has identified to the Chief Compliance Officer all factors of which- he-or she is aware which are potentially relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between his or her transaction and securities held or to be held by the Advisory Clients.


        D. COMPLIANCE PROCEDURES

        1. Preclearance Procedures

        An Access Person may not, directly or indirectly, acquire or dispose of beneficial ownership of a security except as provided below unless:

        (a) such purchase or sale has been precleared and approved by the Chief Compliance Officer;

        (b) the approved transaction is completed on the same day approval is received; and

        (c) the Chief Compliance Officer has not rescinded such approval prior to execution of the transaction.

        2. Security Transactions Requiring Preclearance

        An Access Person may not, directly or indirectly, acquire or dispose of beneficial ownership of the following securities except as provided in the above preclearance procedures:

        (a) Any registered investment company or other investment company affiliated with the Adviser or affiliated with any entity controlled by or under common control with the Adviser;

        (b) any securities issued by the Adviser, its affiliates, or its Advisory Clients;

        (c) any corporate bonds;

        (d) any municipal bonds;

        (e) any mortgage-backed securities (including commercial mortgage backed securities);

        (f) any equities in excess of the greater of 1,000 shares or $50,000 aggregate purchase price per class per issuer in a one-week period;

        (g) any private placements;

        (h) any initial public offerings (other than Mortgage REITS).

        3. Reporting

        (a) Coverage: Each Access Person shall file with the Chief Compliance Officer confidential quarterly reports containing the information required in Section IV.C.2. of this Code with respect to all transactions during the preceding quarter in any securities in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, provided that no Access Person shall be required to report transactions effected for any account over which such Access Person has no direct or indirect influence or control (except that such an Access Person must file a written certification stating that he or she has no direct or indirect influence or control over the account in question). All such Access Persons shall file reports, even when no transactions have been effected, representing that no transactions subject to reporting requirements were effected.

        (b) Filings: Every report shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

           (i) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares, and the principal amount of each security involved;

           (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through whom the transaction was effected; and (v) the date the Access Person submits the report.

        (c) Any report may contain a statement that it shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

        (d) Confirmations: All Access Persons shall direct their brokers to supply the Adviser's Chief Compliance Officer on a timely basis, duplicate copies of confirmations of all personal securities transactions.

        4. Review

           In reviewing transactions, the Chief Compliance Officer shall take into account the exemptions allowed under Section III.E. Before making a determination that a violation has been committed by an Access Person, the Chief Compliance Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

        5. Disclosure of Personal Holdings - Initial and Annual Holdings Report

        All Access Persons shall disclose all personal securities holdings upon commencement of employment and thereafter on an annual basis. The initial holdings report must be submitted no later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The annual holdings report must be submitted no later than 10 business days after the end of the first calendar quarter, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

        The initial and annual personal holdings report shall contain the following information:

        (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares, and the principal amount of each security involved;

        (b) the name of the broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and

        (c) the date the access person submits the report.


        6. Certification of Compliance

        Each Access Person is required to certify quarterly that he or she has read and understood the Adviser's Code and recognizes that he or she is subject to such Code. Further, each Access Person is required to certify quarterly that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions pursuant to the requirements of the Code.


        E. GIFTS AND ENTERTAINMENT

        1. Gifts

        No Advisory Person may receive any gift of more than de minimis value from any person or entity that does business with or on behalf of the Advisory Clients that poses a potential conflict of interest. No Advisory

        Persons may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the Advisory Clients that poses a potential conflict of interest without pre-approval by the CCO.

        2. Entertainment

        No Advisory Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Adviser.

        F. SERVICE AS A DIRECTOR

        1. No Advisory Person shall serve on a board of directors of a publicly traded company without prior authorization from the Board of Directors of the Adviser, based upon a determination that such board service would be consistent with the interests of the Adviser and its investors.

        2.
        3. If board service of an Advisory Person is authorized by the Board of Directors of the Adviser such Advisory Person shall be isolated from the investment making decisions of the Adviser with respect to the company of which he is a director.

        G. REVIEW BY THE BOARD OF DIRECTORS

        At least annually, the Chief Compliance Officer shall report to the Board of Directors regarding:

        1. All existing procedures concerning Access Persons' personal trading activities and any procedural changes made during the past year;

        2.
        3. Any recommended changes to the Adviser's Code or procedures; and

        4.
        5. A summary of any violations which occurred during the past year with respect to which significant remedial action was taken.

        H. SANCTIONS

        1. Sanctions for Violations by Access Persons

           Access Persons are required to comply with the policies and procedures outlined in the Code and any other applicable federal securities laws. In addition, Access Persons are also required to report promptly any violations of the Code to the Chief Compliance Officer. If the Chief Compliance Officer determines that a violation of this Code has occurred, he or she shall so advise the Board of Directors and the Board may impose such sanctions as it deems appropriate, including, inter alia, disgorgement of profits, censure, suspension or termination of the employment of the violator. All material violations of the Code and any sanctions imposed as a result thereto shall be reported periodically to the Board of Directors.

        I. MISCELLANEOUS

        1. Access Persons

        The Chief Compliance Officer of the Adviser will identify all Access Persons who are under a duty to make reports to the Adviser and will inform such persons of such duty. Any failure by the Chief Compliance Officer to notify any person of his or her duties under this Code shall not relieve such person of his or her obligations hereunder.

        2. Records

        The Adviser's Compliance Administrator shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f) under the Investment Company Act, and shall be available for examination by representatives of the Securities and Exchange Commission ("SEC"):

        (a) a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

        (b) a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

        (c) a copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

        (d) a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code shall be maintained in an easily accessible place.

        In addition, the Adviser's Compliance Administrator shall maintain the following records in accordance with Rule 17j-1(f) of the Investment Company Act:

        (a) a copy of any written report required under Rule 17j-1(c)(2)(ii) that: (i)describes any issues arising under the Code since the last report to the board of directors of an investment company, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the materials violations, which shall be maintained for a period of not less than five years following the end of the fiscal year in which it is made, the first two years in an easily accessible place;

        (b) a copy of any certificate required under Rule 17j-1(c)(2)(ii)stating that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code, which shall be maintained for a period of not less than five years following the end of the fiscal year in which it is made, the first two years in an easily accessible place;

        (c) a record of any decision and the reasons supporting the decision to approve the acquisition by Access Persons of securities offered in initial public offerings and limited offerings for not less than five years following the end of the fiscal year in which the approval is granted.

        3. Distribution of the Code and Acknowledgment of Receipt

        The Adviser will provide all Access Persons with a copy of the Code and any amendments and will obtain written acknowledgments of their receipt of the Code and any amendments.

        4. Confidentiality

        All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except to the extent required by law.

        5. Interpretation of Provisions

        The Board of Directors of the Adviser may from time to time adopt such interpretations of this Code as it deems appropriate.

        J. POLICY STATEMENT ON INSIDER TRADING

        HBAM forbids any officer, director or employee from trading, either personally or on behalf of others, including mutual funds and private accounts managed by HBAM, using material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to every officer, director and employee of HBAM and extends to activities within and outside their duties at HBAM. Every officer, director and employee must read and retain this policy statement. Any questions regarding HBAM's policy and procedures should be referred to the President or his designee.

        The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others.

        While the law concerning insider trading is not static, it is generally understood that the law prohibits:

        1. trading by an insider, while in possession of material non-public information, or
        2.
        3. trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or
        4.
        5. communicating material non-public information to others.
        6. The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult HBAM's President or his designee.

        1. Who is an Insider?

        The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special, confidential relationship in the conduct of a company's affairs and as a result is given access to


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        information solely for the company's  purposes.  A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, HBAM may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, in order for an outsider to be considered an insider, the company must expect the outsider to keep the disclosed non-public information confidential.

        2. What is Material Information?

        Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it is important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings' estimates, changes in previously released earnings' estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

        Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

        In the case of HBAM, weekly Net Asset Values (NAVS) on our publicly traded funds are considered material information.

        3. What is Non-Public Information?

        Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic

        Service, The Wall Street Journal or other publications of general circulation would be considered public.

        4. Bases for Liability

           (a) Fiduciary Duty Theory

           In 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between parties to the transaction such that one party has a right to expect that the other party will not disclose any material; non-public information or refrain from trading.

           In Dirks v. SEC, the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accounts), or they can acquire a fiduciary duty to the company's shareholders as "tippies" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

           (b) Misappropriation Theory

           Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person. In Carpenter v. U.S., the Court found in 1987 a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals (such as printers, taxi drivers, etc.) not previously thought to be encompassed under the fiduciary duty theory.

        5. Penalties for Insider Trading

        Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all the penalties below even if he or she does not personally benefit from the violation. Penalties include:

        (a) civil injunctions
        (b) treble damages
        (c) disgorgement of profits
        (d) jail sentences
        (e) fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited
        (f) fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

           In addition, any violation of this policy statement can be expected to result in serious sanctions by HBAM, including dismissal of the persons involved.

        6. Procedures to Implement HBAM Policy

        The following procedures have been established to aid the officers, directors and employees of HBAM in avoiding insider trading, and to aid HBAM in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of HBAM must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult with HBAM's President or his designee.

        (a) Identifying Insider Information

               (i) Before trading for yourself or others, including investment companies or private accounts managed by HBAM, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

               >> Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?
               >> Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

           (ii) If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

               >> Report the matter immediately to HBAM's President or his designee.
               >> Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by HBAM.
               >> Do not communicate the information believed to be material inside or outside HBAM other than to the President and/or the Compliance Officer.
               >> After HBAM's President or his designee has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.
               >>

        (b) Quarterly Compliance Review

        The Compliance Department will circulate copies of the Insider Trading Policy and Procedures to all officers, directors and employees of HBAM at the end of every calendar quarter. Each employee will be requested to read and familiarize themselves with HBAM's Insider Trading Policies and Procedures and will be required to complete and sign a Compliance Acknowledgment that confirms their understanding and compliance with HBAM's Insider Trading Policy and Procedures. Copies of HBAM's Quarterly Certificate of Compliance, Preclearance Request Form(s) and Initial Employee Package are attached as Exhibits 7, 8 and 9 which follow this
        Section IX.

        7. Restricting Access to Material Non-Public Information

        Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within HBAM, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be restricted.